Exhibit 21.1

List of Subsidiaries

Subsidiaries	Place of Incorporation
NebulaOrbit LTD	British Virgin Islands
MOBCLICK TECHONOLOGY (HK) LIMITED	Hong Kong
EVONNEXUS US TECHNOLOGY LLC	Delaware